Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
September 6, 2005		(813) 282-1225
FOR IMMEDIATE RELEASE

OUTBACK STEAKHOUSE, INC.
COMMENTS ON THE EFFECTS OF HURRICANE KATRINA

Tampa, Florida, September 6, 2005 --- Outback Steakhouse, Inc. (NYSE-OSI) today reported that certain of its restaurants located in Alabama, Florida, Louisiana and Mississippi were closed due to mandatory evacuations, property damage or lack of power and water as a result of Hurricane Katrina. Through the close of business today, the Company has sustained a loss of 90 restaurant operating days and approximately $800,000 in revenues at 23 of its Company-owned restaurants and a loss of 31 operating days and approximately $11,000 in royalties from lost revenues at five of its franchise locations. At this time, five restaurants (four Company-owned Outback Steakhouses in Louisiana and one franchised Outback Steakhouse in Mississippi) remain closed due to the mandatory evacuation of New Orleans and/or storm damage. The Company is assessing this damage and intends to reopen these locations as soon as repairs are complete, utilities are available and it is safe for employees to return to the area. In addition, two restaurants (one franchised Outback Steakhouse in Gulfport, Mississippi and one Company-owned Bonefish Grill in Biloxi, Mississippi) will remain closed indefinitely due to extensive storm damage. The Company is in the process of determining the total amount of property damage and business interruption costs not covered by insurance. Under the Company’s property insurance policy, the Company is responsible for the first $5,000,000 in losses, damages or expenses arising from the hurricane.
The Company is providing assistance to anyone who is part of the Outback Steakhouse, Inc. family affected by Hurricane Katrina. It is working to provide immediate financial assistance to its employees affected by the hurricane and is coordinating efforts to provide its employees with their basic needs, a place to live and the opportunity to work in one of the Company’s restaurants.
Outback Steakhouse, Inc. operates 904 Outback Steakhouses, 187 Carrabba’s Italian Grills, 81 Bonefish Grills, 33 Fleming’s Prime Steakhouse and Wine Bars, 19 Roy’s, four Paul Lee’s Chinese Kitchens, three Lee Roy Selmon’s and 19 Cheeseburger in Paradise restaurants in 50 states and 21 countries internationally.

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